Exhibit 99.1

Contacts:
Laurie Van Raemdonck
Vice President, Investor Relations
(248) 614-8267
lvanraemdonck@championhomes.net
or
Phyllis Knight
Executive Vice President and CFO
(248) 614-8200
Champion Enterprises Reports Net Income of $0.04 per Diluted Share
for the Second Quarter of 2008
Diversification Drives Profitability and Positive Free Cash Flow Despite Continued Deterioration in
Champion’s Core Domestic Housing Markets
TROY, Mich., July 17, 2008 — Champion Enterprises, Inc. (NYSE: CHB), a leader in factory-built construction, today announced results for its second quarter ended June 28, 2008. Revenues for the quarter decreased 12.5 percent to $289.2 million compared to $330.4 million for the second quarter of 2007. Net income for the quarter totaled $3.4 million, or $0.04 per diluted share, compared to net income of $7.5 million, or $0.10 per diluted share, for the same period of the prior year.
North American Manufacturing Segment
•	Manufacturing segment net sales for the second quarter decreased 18.2 percent to $211.3 million compared to $258.3 million in the same period of the prior year.

•	Manufacturing segment income for the second quarter totaled $13.6 million compared to $17.2 million in the second quarter of 2007. The segment margin stood at 6.4 percent for the quarter compared to 6.7 percent in the same period last year.

•	Revenues from the sale of modular homes in the U.S. totaled $49 million for the quarter, down from $80 million in the second quarter of 2007.

•	Segment backlogs totaled $42 million at June 28, 2008, up from $25 million at the end of last quarter but down from $68 million at the end of the second quarter of 2007.
International Manufacturing Segment
•	International segment net sales increased 24.0 percent to $70.5 million for the quarter from $56.9 million in the same period of the prior year.
•	Segment income for the quarter was $3.9 million, down from $4.5 million in the second quarter of 2007.

•	The segment margin for the quarter was 5.5 percent, down from 7.8 percent in the same period last year. The margin was negatively impacted in the quarter by both mix of business and the impact of additional investments in selling, general and administrative expenses in anticipation of an expansion of the business in 2009 and beyond.
•	For the first half of 2008, international segment revenues increased 75 percent to $180.9 million from $103.4 million for the same period of 2007. Segment income for the six-month period grew to $12.3 million from $7.6 million last year, and the segment margin was 6.8 percent compared to 7.3 percent in the prior period.
•	International segment order backlogs remain strong, with firm contracts and orders pending contracts under framework agreements totaling approximately $205 million compared to $210 million at the end of last quarter.
Retail Segment
•	Retail segment second quarter 2008 revenues totaled $9.4 million, down from $21.4 million for the same period last year.
•	As a result of significantly reduced sales levels caused by difficult California housing markets, the retail segment reported a loss of $1.0 million for the quarter compared to segment income of $0.7 million in the second quarter of 2007.
Other Items
•	During the quarter, the Company elected to repay the $24 million note issued in connection with its December 2007 acquisition of SRI Homes ahead of the scheduled maturity date of Jan. 5, 2009.
•	Cash, cash equivalents and short-term investments totaled $91.3 million as of June 28, 2008 compared to $105.4 million at the end of last quarter and $104.8 million at the end of the second quarter of 2007.
•	Cash provided by operating activities totaled $14.1 million for the quarter ended June 28, 2008, down from $23.6 million for the same period last year primarily as a result of reduced earnings.
“Continuing difficult housing market conditions and mounting economic concerns in the U.S. negatively impacted our domestic operations during the quarter,” stated William Griffiths, chairman, president and chief executive officer of Champion Enterprises, Inc. “Our second quarter unit sales in the U.S. were only 7 percent higher than the typically slower first quarter, while last year’s second quarter shipments increased 28 percent over the first quarter.
“However, strong contributions from our Canadian operations helped to mitigate weakness in the U.S. This, coupled with further plant rationalizations completed last quarter, resulted in a manufacturing segment margin of 6.4 percent which is down only slightly from last year’s 6.7 percent and a significant improvement over the first quarter.”
Griffiths concluded, “While the downturn in domestic single-family housing persists, we are focused on increasing our multi-family, military and commercial modular business in the U.S.; maximizing margins in stronger housing markets in western Canada; building the infrastructure to further grow our international segment and seeking opportunities in growing residential markets abroad. Our continuing diversification efforts will result in a stronger company poised to benefit from increased sales when the nation’s housing markets begin to stabilize.”
Second Quarter 2008 Conference Call
Champion Enterprises will host a conference call on Thursday, July 17, 2008 at 11 a.m. EDT to discuss these results and current business trends. To listen to the call, please call (888) 661-5138 for domestic callers or (913) 312-0854 for international callers. The passcode is 4613006. The call may also be heard live at www.championhomes.com under the “Investors” link.
A telephone replay of the call will be available approximately two hours after the call’s conclusion through Friday, July 25, 2008. To access the telephone replay, please call (888) 203-1112 for domestic callers or (719) 457-0820 for international callers. The passcode is 4613006. A webcast replay will be available on the Company’s web site under the “Investors” link.
About Champion
Troy, Michigan-based Champion Enterprises, Inc., a leader in factory-built construction, operates 31 manufacturing facilities in North America and the United Kingdom working with independent retailers, builders and developers. The Champion family of builders produces manufactured and modular homes, as well as modular buildings for government and commercial applications. For more information, please visit www.championhomes.com.
Forward-Looking Statements
This news release contains certain statements, including statements regarding backlogs and pending orders, international segment expansion and growth, future market conditions, sales and margin projections and Champion’s growth and diversification strategy, each of which could be construed to be forward-looking statements within the meaning of the Securities Exchange Act of 1934.
These statements reflect the Company’s views with respect to future plans, events and financial performance. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The Company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward-looking statements. These factors are discussed in the Company’s most recently filed Form 10-K and other filings with the Securities and Exchange Commission, in each case under the section entitled “Forward-Looking Statements,” and those discussions regarding risk factors are incorporated herein by reference.
— Tables Follow —

CHB/ 4
CHAMPION ENTERPRISES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(Dollars and weighted shares in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 28,	June 30,	%	June 28,	June 30,	%
	2008	2007	Change	2008	2007	Change
Net sales:
Manufacturing segment	$211,273	$258,319	(18.2%)	$392,758	$457,615	(14.2%)
International segment	70,513	56,887	24.0%	180,879	103,418	74.9%
Retail segment	9,398	21,354	(56.0%)	18,445	39,424	(53.2%)
Less: intercompany	(2,000)	(6,200)		(6,200)	(10,300)

Total net sales	289,184	330,360	(12.5%)	585,882	590,157	(0.7%)

Cost of sales	246,722	278,488	(11.4%)	506,852	506,272	0.1%

Gross margin	42,462	51,872	(18.1%)	79,030	83,885	(5.8%)

Selling, general and administrative expenses	33,015	36,740	(10.1%)	72,318	72,526	(0.3%)
Restructuring charges	—	—		9,471	1,121	744.9%
Foreign currency transaction (gains) losses	(576)	—		1,775	—
Amortization of intangible assets	2,382	1,417	68.1%	4,851	2,819	72.1%

Operating income (loss)	7,641	13,715	(44.3%)	(9,385)	7,419	(226.5%)

Interest expense, net	4,089	3,723	9.8%	7,962	7,763	2.6%

Income (loss) before income taxes	3,552	9,992	(64.5%)	(17,347)	(344)	4942.7%

Income tax expense (benefit)	202	2,527	(92.0%)	(213)	(563)	(62.2%)

Net income (loss)	$3,350	$7,465	(55.1%)	$(17,134)	$219	(7923.7%)

Basic income (loss) per share:	$0.04	$0.10	(60.0%)	$(0.22)	$—

Weighted shares for basic EPS	77,738	76,796		77,605	76,676

Diluted income (loss) per share:	$0.04	$0.10	(60.0%)	$(0.22)	$—

Weighted shares for diluted EPS	77,929	77,658		77,605	77,506

See accompanying Notes to Consolidated Financial Information.
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CHB/ 5
CHAMPION ENTERPRISES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	(UNAUDITED)	(UNAUDITED)
	June 28,	March 29,	December 29,
	2008	2008	2007
Assets:
Cash and cash equivalents	$84,370	$95,405	$135,408
Short-term investments	6,950	9,975	—
Accounts receivable	95,365	125,833	89,646
Inventories	82,703	94,704	90,782
Deferred tax assets	28,369	28,760	29,746
Other current assets	9,334	9,000	14,827

Total current assets	307,091	363,677	360,409

Property, plant and equipment, net	105,353	104,834	116,984
Goodwill and other intangible assets, net	433,667	431,459	433,151
Deferred tax assets	97,298	93,085	87,983
Other non-current assets	22,313	22,706	23,696

Total assets	$965,722	$1,015,761	$1,022,223

Liabilities and Shareholders’ Equity:
Short-term debt	$3,997	$29,628	$25,884
Accounts payable	125,482	137,494	119,390
Other accrued liabilities	148,283	167,968	173,052

Total current liabilities	277,762	335,090	318,326

Long-term debt	342,186	342,671	342,897
Deferred tax liabilities	10,272	6,725	7,065
Other long-term liabilities	34,611	34,359	34,089
Shareholders’ equity	300,891	296,916	319,846

Total liabilities and shareholders’ equity	$965,722	$1,015,761	$1,022,223

See accompanying Notes to Consolidated Financial Information.
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CHB/ 6
CHAMPION ENTERPRISES, INC.
CONSOLIDATED CONDENSED CASH FLOW STATEMENTS (UNAUDITED)
(In thousands)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Net income (loss)	$3,350	$7,465	$(17,134)	$219
Adjustments:
Depreciation and amortization	5,705	5,005	11,812	10,032
Stock-based compensation	297	737	857	1,556
Change in deferred taxes	(4,828)	(257)	(8,608)	(4,492)
Fixed asset impairment charges	—	—	7,000	—
Insurance proceeds	—	—	2,500	—
(Gain) loss on disposal of fixed assets	(41)	207	(139)	(593)
Foreign currency transaction (gains) losses	(576)	—	1,775	—
Increase/decrease:
Accounts receivable	30,310	(14,732)	(1,325)	(25,159)
Inventories	12,095	10,361	8,711	19,705
Accounts payable	(9,921)	14,253	4,376	32,285
Accrued liabilities	(22,050)	3,550	(21,587)	(2,352)
Other, net	(207)	(3,033)	(452)	(743)

Cash provided by (used for) operating activities	14,134	23,556	(12,214)	30,458

Proceeds on disposal of fixed assets	53	2,586	1,200	3,404
Redemption (purchase) of short-term investments, net	3,025	—	(6,950)	—
Additions to property, plant and equipment	(3,441)	(1,769)	(5,716)	(3,647)
Distributions from unconsolidated affiliates	—	884	—	884
Acquisitions	(177)	—	(2,500)	—

Cash (used for) provided by investing activities	(540)	1,701	(13,966)	641

Payments on debt	(25,608)	(543)	(25,657)	(1,036)
Decrease in restricted cash	—	—	—	15
Common stock issued, net	372	957	437	1,421

Cash (used for) provided by financing activities	(25,236)	414	(25,220)	400

Cash (used for) provided by discontinued operations	(65)	(127)	(87)	92

Effect of exchange rate changes on cash and cash equivalents	672	2,640	449	2,956

(Decrease) increase in cash and cash equivalents	(11,035)	28,184	(51,038)	34,547
Cash and cash equivalents at beginning of period	95,405	76,571	135,408	70,208

Cash and cash equivalents at end of period	$84,370	$104,755	$84,370	$104,755

See accompanying Notes to Consolidated Financial Information.
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CHB/ 7
CHAMPION ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
(1) On December 21, 2007, the Company acquired substantially all of the assets and the business of SRI Homes Inc. (“SRI”), a producer of factory-built homes in western Canada. The results of operations for SRI are included in the Company’s results and its manufacturing segment beginning in the first quarter of 2008.
(2) The Company evaluates the performance of its manufacturing, international and retail segments based on income before amortization of intangible assets, interest, income taxes, foreign currency transaction gains and losses on intercompany indebtedness and general corporate expenses. A reconciliation of income (loss) before income taxes for the three and six months ended is as follows (dollars in thousands):

	June 28,	Related	June 30,	Related
Three months ended:	2008	Sales	2007	Sales

Manufacturing segment income	$13,595	6.4%	$17,217	6.7%
International segment income	3,889	5.5%	4,458	7.8%
Retail segment (loss) income	(1,043)	-11.1%	666	3.1%
General corporate expenses	(7,094)		(7,409)
Amortization of intangible assets	(2,382)		(1,417)
Intercompany eliminations	100		200
Foreign currency transaction gains	576		—
Interest expense, net	(4,089)		(3,723)

Income before income taxes	$3,552	1.2%	$9,992	3.0%

	June 28,	Related	June 30,	Related
Six months ended:	2008	Sales	2007	Sales

Manufacturing segment income	$4,572	1.2%	$17,313	3.8%
International segment income	12,278	6.8%	7,582	7.3%
Retail segment (loss) income	(3,807)	-20.6%	1,538	3.9%
General corporate expenses	(15,702)		(16,695)
Amortization of intangible assets	(4,851)		(2,819)
Intercompany eliminations	(100)		500
Foreign currency transaction losses	(1,775)		—
Interest expense, net	(7,962)		(7,763)

Loss before income taxes	$(17,347)	(3.0%)	$(344)	(0.1%)

(3) For the year-to-date period ended June 28, 2008, $9.8 million of restructuring charges were incurred in connection with the Company’s decision to close a manufacturing facility in Oregon, close the final of four plants at an Indiana complex where the other three plants had been previously idled, and reduce the number of North American regional offices from four to two. Charges totaling $9.3 million were recorded in the manufacturing segment with the remaining $0.5 million included in general corporate expenses. During the same period in 2007, the Company recorded restructuring charges of $1.3 million related to the closure of a plant in Pennsylvania. A portion of these charges, totaling $0.3 million and $0.2 million in 2008 and 2007, respectively, was recorded in cost of sales, with the balance reported as restructuring charges.
(4) During the quarter ended June 30, 2008, the Company repaid the $24.0 million (CAD) note issued in connection with its acquisition of SRI.
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CHB/ 8
CHAMPION ENTERPRISES, INC.
OTHER STATISTICAL INFORMATION (UNAUDITED)

	Three months ended			Six Months Ended
	June 28,	June 30,	%	June 28,	June 30,	%
	2008	2007	Change	2008	2007	Change

MANUFACTURING SEGMENT
Units sold:
HUD-Code	1,697	2,752	(38%)	3,258	4,912	(34%)
Modular	652	1,002	(35%)	1,321	1,769	(25%)
Canadian	733	430	70%	1,297	774	68%
Other	72	10	620%	99	22	350%

Total units sold	3,154	4,194	(25%)	5,975	7,477	(20%)
Less: intercompany	35	86	(59%)	98	150	(35%)

Units sold to independent retailers / builders	3,119	4,108	(24%)	5,877	7,327	(20%)

Floors sold	5,649	8,098	(30%)	10,637	14,463	(26%)

Multi-section mix	69%	79%		67%	79%

Average unit prices, excluding delivery
Total	$57,800	$55,100	5%	$57,200	$55,000	4%
HUD-Code	$45,400	$45,400	0%	$45,400	$45,400	0%
Modular	$70,800	$75,000	(6%)	$70,000	$76,000	(8%)
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